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                                                                     EXHIBIT 2.3

                                   Cyrk, Inc.
                               201 Edgewater Drive
                               Wakefield, MA 01880

                                 March 12, 2002

Mr. Allan Brown
Simon Worldwide, Inc.
101 Edgewater Drive
Wakefield, MA  01880

Dear Allan:

      As you know, a number of issues have arisen between Cyrk, Inc. f/k/a Rockridge Partners, Inc. ("Cyrk") and Simon Worldwide, Inc. f/k/a Cyrk, Inc. ("Simon") since the Purchase Agreement dated as of January 20, 2001, as amended by Amendment No. 1 to Purchase Agreement dated as of February 15, 2001 (the "Purchase Agreement") was executed by Cyrk and Simon. We propose that all of these issues be resolved as follows:

      1. Cyrk and Simon execute a Mutual Release Agreement in the form attached hereto as Exhibit A in which each party releases the other from any and all liabilities arising from the Purchase Agreement or otherwise, excepting only the matters set forth in such release agreement.

      2. The Winthrop Resources ERP Lease (the "Winthrop Lease") will be finalized, and each party agrees to timely perform and discharge its respective obligations to Winthrop Resources. We believe that all the necessary documents have been executed to (a) provide for Simon's assignment to Cyrk of $86,046 of Simon's current security deposit with Winthrop, (b) put into effect a new letter of credit in the amount of $4,200,000 in favor of Winthrop for the benefit of Cyrk, and (c) divide the existing liability with respect to the Winthrop Lease as outlined in the Purchase Agreement and subsequent correspondence between the parties. To the extent that additional documentation is reasonably required to further the intent of the parties, each party agrees to provide such documentation.

      3. Cyrk agrees to pay all rent and other charges due with respect to the 125 Water Street facility (the "Danvers Facility") through June 15, 2002 and to vacate the premises by such date. In addition, Cyrk agrees to pay immediately all amounts currently due to the landlord in respect of the Danvers Facility. Subject to the compliance by Cyrk with the first two sentences of this Paragraph 3, Simon releases Cyrk from all obligations with respect to the Danvers Facility for periods occurring on or after June 16, 2002 and agrees to become responsible for all costs, if any, with respect to the Danvers Facility for periods occurring on or after June 16, 2002. In addition, Simon shall be responsible for the removal of any of Simon's inventory remaining in the Danvers Facility. Simon and Cyrk shall execute a letter agreement dated of even date herewith by and among Simon, Cyrk and the landlord for the Danvers Facility in the form attached hereto as Exhibit B (the "Danvers Agreement") to effectuate, among other things, the provisions of this Paragraph 3.

      4. With respect to the Dale Jenkins lawsuit, subject to the satisfaction of the terms and conditions set forth in this agreement, the parties agree as follows: (a) Simon and Cyrk shall cause their counsel, Winterbauer and Diamond, P.L.L.C., to engage in active settlement negotiations with Mr. Jenkins at the direction of Cyrk commencing as of the mediation on March 13, 2002, and (b) in connection with any settlement of all of Mr. Jenkin's claims against Simon and Cyrk, (i) Simon agrees to be responsible for up to $400,000 of any cash payments payable to Mr. Jenkins in immediately available funds, (ii) the parties agree to equally split any cash payment to Mr. Jenkins or his counsel for Mr. Jenkin's legal fees and related expenses with respect to the lawsuit; provided that Simon's portion of such payment shall not exceed $100,000, (iii) Simon agrees to be responsible for the costs of defense of the lawsuit as provided by Winterbauer and Diamond, P.L.L.C. to the extent covered by Simon's insurance and one-half of such costs in excess of its insurance coverage and (iv) Cyrk agrees to be responsible for all costs and other obligations related to the Jenkins matter or the settlement thereof not included in clauses (i) through (iii) above, including without limitation one-half of the cost of defense of the lawsuit in excess of Simon's insurance coverage. Simon's obligations under this paragraph are subject to, and shall be expressly conditioned upon, (x) Simon and its subsidiaries, and their respective directors, officers, employees, agents, consultants and affiliates (collectively, the "Simon Parties"), receiving a general release of all claims Mr. Jenkins has or may have against the Simon Parties, whether known or unknown, liquidated or unliquidated, or at law or at equity, (y) Mr. Jenkins and Cyrk
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agreeing that Simon's sole obligation under the settlement will be to pay in cash its portion of the amounts expressly described in clauses (b)(i)-(iii) above, and (z) Cyrk agreeing in writing to indemnify, defend and hold the Simon Parties harmless from any Losses (as defined in the Purchase Agreement) arising out of Cyrk or one of its subsidiaries failing to perform or otherwise breaching any of its obligations under any settlement or other agreement with Mr. Jenkins. Simon's conditions set forth in the prior sentence are sometimes referred to herein as "Simon's Conditions." Cyrk shall actively pursue settlement negotiations with Jenkins in good faith in accordance with Simon's Conditions, shall in good faith try to minimize the aggregate settlement obligations payable to Mr. Jenkins, and shall provide, or cause Winterbauer and Diamond, P.L.L.C. to provide, daily updates to a representative designated by Simon on the status of such negotiations.

      5. Cyrk hereby assigns to Simon its entire right, title and interest to any malpractice or similar or related claim against any law firm that advised Simon and Cyrk's former subsidiary, Tonkin, Inc. with respect to the Jenkins matter. In exchange for the foregoing assignment, Simon agrees to split equally with Cyrk any recovery in excess of Simon's out-of-pocket payments to Dale Jenkins and/or his counsel and any legal fees and expenses incurred by Simon in connection with any such malpractice or similar claim.

      6. Cyrk agrees to provide to City National Bank a letter of credit for the benefit of Simon which will be a back-to-back letter of credit as security for Simon's letter of credit to Winthrop Resources and shall have similar terms to such letter of credit and be in an amount equal to Simon's out-of-pocket costs in settling the Jenkins case (including without limitation, payments made by Simon in accordance with Paragraph 4(b)(ii) above relating to the legal fees of Mr. Jenkins), not to exceed $500,000.

      7. The Subordinated Promissory Note dated February 15, 2001 in the original principal amount of $2,300,000 (the "Note") will be cancelled and shall be returned to Cyrk as follows: (a) Upon the execution by all of the parties of the Danvers Agreement, the principal amount of the Note shall be reduced to $1,800,000 without any further action of the parties; provided, however, that in the event Cyrk shall breach or fail to timely perform any of the Assumed Liabilities (as defined in the Purchase Agreement) in any material respect (other than any Assumed Liabilities under the Winthrop Lease to the extent such Assumed Liabilities were due and payable prior to the date hereof), and such breach or failure to perform is not cured within 15 days after receipt of written notice of such breach or failure to perform, Cyrk agrees that $500,000 of the principal amount of the Note shall be reinstated without further action of the parties; and (b) upon the execution by Cyrk, Simon and Dale Jenkins of a settlement agreement in accordance with the terms and conditions set forth in this agreement, including without limitation Simon's Conditions, the remaining $1,800,000 of the principal amount of the Note shall be cancelled; provided, however, that in the event Cyrk breaches any of its obligations under this agreement in any material respect, and such breach is not cured within 15 days after receipt of written notice of such breach, Cyrk agrees that $1,800,000 of the principal amount of the Note shall be reinstated without further action of the parties; provided further, that if Cyrk breaches or fails to timely perform in any material respect any Assumed Liabilities not included within the prior proviso, then Cyrk agrees that two (2) times the Losses incurred by Simon as a result of such breach or failure shall be reinstated to the principal amount of the Note without any further action of the parties. The parties acknowledge that the rights and remedies of Simon set forth herein are not the exclusive rights and remedies of Simon, and Simon hereby expressly reserves all of its rights and remedies with respect to any breach or failure by Cyrk to perform its obligations hereunder or with respect to the Assumed Liabilities, including without limitation any rights of Simon under the Purchase Agreement. Simon hereby represents to Cyrk that, to the knowledge of Simon, Cyrk is not currently in breach of its obligation to perform and discharge any Assumed Liabilities, other than Assumed Liabilities for the Winthrop Lease and the Danvers Facility.

      8. Paragraphs 1, 2, 4(b), 5, 6 and 7(b) shall be conditioned upon, and shall not be effective or legally binding until, the settlement of the pending litigation with Dale Jenkins in accordance with Simon's Conditions, and the execution of all documentation reasonably required to evidence such settlement in form and substance reasonably satisfactory to Simon and its attorneys, in each case on or prior to March 22, 2002. Paragraphs 3, 4(a) and 7(a) are effective and legally binding as of the date hereof. The proviso in paragraph 7(a) shall be of no further force and effect if, and only if, the litigation with Dale Jenkins is settled in accordance with the terms and conditions of this agreement, including without limitation Simon's Conditions, and Cyrk has performed all of its obligations under paragraph 3 and the Danvers Agreement. If a settlement of the Jenkin's matter does not occur in accordance with the terms and conditions of this agreement, including without limitation Simon's Conditions, on or prior to March 22, 2002, then the provisions of this agreement shall terminate and be of no further force and effect, except that paragraphs 3 and 7(a) shall survive such termination in accordance with their terms.

      9. This letter agreement and the Mutual Release Agreement contain the full, final and exclusive statement of the agreement of the parties hereto with respect to the matters contained herein or therein, and supercede any other agreements, arrangements or understandings.
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      If you agree that the foregoing represents the agreement of the parties, please signify by executing this letter agreement in the space provided and returning an executed copy to me at your earliest convenience.

                                Very truly yours

                                                                      CYRK, INC.

                                By:
                                   --------------------------------------------
                                   Robert Siemering, Chief Executive Officer

AGREED AS AFORESAID:

SIMON WORLDWIDE, INC.

By:
   ------------------------------------------
   Allan Brown, Chief Executive Officer
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                                   Cyrk, Inc.
                               201 Edgewater Drive
                               Wakefield, MA 01880

                                 March 22, 2002

Simon Worldwide, Inc.
101 Edgewater Drive
Wakefield, MA  01880

Dear Sir or Madam:

      Reference is made to the letter agreement dated as of March 12, 2002 (the "Letter Agreement") by and between Cyrk, Inc., a Massachusetts corporation ("Cyrk"), and Simon Worldwide, Inc., a Delaware corporation ("Simon"), and to the proposed Settlement Agreement by and among Simon, Cyrk and Dale Jenkins (the "Jenkins Settlement Agreement") drafted by Winterbauer and Diamond, P.L.L.C.

      Under the proposed Jenkins Settlement Agreement, a total of $775,000 (the "Settlement Amount") is payable to Dale Jenkins (inclusive of Mr. Jenkins' attorneys' fees and costs). Pursuant to the terms of the Letter Agreement, Simon is obligated to pay $500,000 of such amount, and Cyrk is obligated to pay $275,000 of such amount.

      If, on or before March 25, 2002 (or such other date as is agreed to in writing by Cyrk and Simon), (i) Dale Jenkins, Simon and Cyrk have executed and delivered the Jenkins Settlement Agreement, (ii) Cyrk and Simon have wired immediately available funds to Winterbauer and Diamond, P.L.L.C. in the amount of their respective portions of the $775,000 Settlement Amount and the Settlement Amount has been paid to Dale Jenkins in accordance with the terms of the Jenkins Settlement Agreement and (iii) Cyrk and Simon have executed and delivered the Mutual Release Agreement (in the revised form attached hereto), then all of the terms of the Letter Agreement shall be in full force and effect and legally binding.

      Except as expressly modified by this letter, the terms of the Letter Agreement shall remain in effect.